Exhibit 99.1

Blueknight Announces CEO Transition

TULSA - June 22, 2020 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) announced today that Chief Executive Officer Mark Hurley has informed the Partnership’s Board of Directors that he will step down from his position effective June 22, 2020 to pursue other opportunities.

“We extend our thanks and appreciation to Mark for his years of leadership, service, and contributions to Blueknight since assuming the CEO role in 2012. Mark was instrumental in Blueknight’s strategy, cost improvement initiatives, and performance record in environmental, health, and safety over his tenure. We wish Mark and his family all the best in the future,” commented Duke R. Ligon, Chairman of the Board.

The Partnership also announced today that the Board has appointed D. Andrew Woodward as the new Chief Executive Officer of Blueknight effective June 22, 2020. Mr. Woodward will remain interim Chief Financial Officer while the Board and Audit Committee conduct a search process for a successor CFO.

“On behalf of the entire Blueknight Board of Directors, we are pleased to appoint Andrew as the new CEO,” Ligon added. “Over the course of more than a year, we have gotten to know Andrew and his experience and strengths beyond just the CFO responsibilities. He has earned the role and our full support, and we are confident in his leadership and strategic vision for Blueknight over the long-term.”

Andrew Woodward was previously appointed CFO of Blueknight in April 2019. Since then, he has played an integral role in the Partnership’s strategy, commercial activities, and financial standing to better position Blueknight over the long-term for stability and growth. Prior to joining Blueknight, Mr. Woodward served in a variety of roles at Andeavor and Andeavor Logistics LP (NYSE: ANDV/ANDX) with responsibilities covering strategy, M&A, investor relations, and most recently as the Principal Financial Officer of ANDX. Before joining Andeavor, Mr. Woodward served as Vice President at RBC Capital Markets within its energy investment banking group. Mr. Woodward received a Bachelor of Arts in economics and philosophy from Colorado College and a Master of Business Administration from the University of Texas at Austin.

“I am deeply honored and humbled to be appointed by the Board and to lead Blueknight through its next chapter and strategy focused on its high-quality, differentiated terminalling position serving infrastructure and transportation end markets. We have a unique portfolio of assets, stable cash flows, and an experienced team that provides a solid platform to build upon,” said Woodward. “I want to also express my gratitude to the Board for their full support and to Mark for his leadership and personal mentorship. I am excited to continue the vision we started and the positive momentum we have generated for Blueknight and its stakeholders during this past year,” added Woodward.

About Blueknight Energy Partners, L.P.

Blueknight owns and operates a diversified portfolio of complementary midstream and infrastructure assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;
•

6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	611 miles of crude oil pipeline located primarily in Oklahoma and Texas; and
•	63 crude oil transportation vehicles deployed in Oklahoma, Kansas and Texas.

Blueknight provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  Blueknight is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Blueknight Investor Relations

Andrew Woodward, (918) 237-4032

investor@bkep.com